SUB-ITEM 77Q1(e)

                             MEMORANDUM OF AGREEMENT

      This Memorandum of Agreement is entered into as of the effective date on Exhibit "A", between AIM Counselor Series Trust and AIM Special Opportunities Funds (each a "Trust" or, collectively, the "Trusts"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM"). AIM shall and hereby agrees to waive fees or reimburse expenses of the Funds, on behalf of its respective classes as applicable, severally and not jointly, as indicated in Exhibit "A".

      For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and AIM agree as follows:

      The Trusts and AIM agree until the date set forth on the attached Exhibit "A" (the "Expiration Date") that AIM will waive its advisory fees as described on Exhibit "A". The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the Expiration Date only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived.

      The Trusts and AIM agree to review the then-current waivers for each of the Funds listed on Exhibit "A" on a date prior to the Expiration Date to determine whether such waivers should be amended, continued or terminated. The waivers will expire upon the Expiration Date unless the Trusts and AIM have agreed to continue them. Exhibit "A" will be amended to reflect any such agreement.

      It is expressly agreed that the obligations of each Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trusts personally, but shall only bind the assets and property of the Funds, as provided in each Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trusts, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trusts acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in each Trust's Agreement and Declaration of Trust.

      IN WITNESS WHEREOF, each of the Trusts and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                     AIM Counselor Series Trust
                                     AIM Special Opportunities
                                     Funds on behalf of the Funds
                                     listed in Exhibit "A" to
                                     this Memorandum of Agreement

                                     By:     /s/ Robert H. Graham
                                         -----------------------------

                                     Title: President

                                     A I M Advisors, Inc.

                                     By:     /s/ Mark H. Wiliamson
                                         ----------------------------

                                     Title: President

                                   EXHIBIT "A"

                         AIM SPECIAL OPPORTUNITIES FUNDS
                           AIM COUNSELOR SERIES TRUST

               FUND                               WAIVER                   EFFECTIVE DATE          EXPIRATION DATE
----------------------------------     -----------------------------       ---------------         ---------------
AIM Advantage Health Sciences Fund     AIM has agreed to waive              July 1, 2005            June 30, 2006
                                       advisory fees to the extent
                                       necessary so that advisory
                                       fees AIM receives do not
                                       exceed an annual base
                                       management fee of 1.25% of
                                       the Fund's average daily net
                                       assets, subject to a maximum
                                       performance adjustment upward
                                       or downward of 0.75%
                                       annually.  As a result, AIM
                                       may receive a management net
                                       fee that ranges from 0.50% to
                                       2.00% of average daily net
                                       assets, based on the Fund's
                                       performance.

AIM Opportunities II Fund                                                  January 1, 2005          June 30, 2006

AIM Opportunities III Fund                                                 January 1, 2005          June 30, 2006
 All Classes

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